Filed pursuant to Rule 424(b)(3)
Registration No. 333-162232

PROSPECTUS SUPPLEMENT NO. 3

JUHL WIND, INC.

1,700,000 Shares

Common Stock

This Prospectus Supplement No. 3 supplements and amends our Prospectus dated October 14, 2009.  This Prospectus Supplement No. 3 includes our attached Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as filed with the Securities and Exchange Commission on May 17, 2010.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 3 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 3.

The date of this Prospectus Supplement No. 3 is May 19, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒  QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended:  March 31, 2010

OR

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

Commission file number: 333-141010

JUHL WIND, INC.
(Name of small business issuer in its charter)

Delaware	20-4947667
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

996 190th Avenue
Woodstock, Minnesota	56186
(Address of principal executive offices)	(Zip code)

Issuer's telephone number: (507) 777-4310

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).*
*The registrant has not yet been phased into the interactive data requirements.
Yes ☐   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☒

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Common Stock:  21,096,897 shares outstanding as of May 11, 2010.

PART I - FINANCIAL INFORMATION

Item 1.	FINANCIAL STATEMENTS (UNAUDITED)

The accompanying unaudited financial statements of Juhl Wind, Inc. (“Juhl Wind” or the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission (“Commission” or “SEC”). While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary in order to make the financial statements not misleading and for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto, for the fiscal year ended December 31, 2009, previously filed with the Commission, which are included in the Annual Report on Form 10-K filed on or about March 31, 2010.

JUHL WIND INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009

	MARCH 31	DECEMBER 31
	2010	2009
	(unaudited)

ASSETS

CURRENT ASSETS
Cash	$2,180,679	$2,802,302
Restricted Cash	140,171	203,123
Accounts Receivable - net of an allowance of $16,442 and $0 at March 31, 2010 and December 31, 2009, respectively	1,139,869	1,617,974
Short Term Investments and Accrued Interest Receivable	1,345,102	1,033,744
Short Term Investments - Restricted	414,460	718,499
Unbilled Receivables at Net Realizable Value	24,000	49,002
Promissory Note Receivable, Including Interest	8,039,508	7,149,912
Inventory	318,298	352,410
Reimbursable Project Costs	633,933	597,368
Costs and Estimated Profits in Excess of Billings	667,574	769,070
Other Current Assets	175,117	123,157
Current Deferred Income Taxes	46,000	45,000
TOTAL CURRENT ASSETS	15,124,711	15,461,561

PROPERTY AND EQUIPMENT (Net)	427,485	430,039

OTHER ASSETS
Deferred Income Tax Asset	702,000	614,000
Project Development Costs	307,000	307,000
TOTAL OTHER ASSETS	1,009,000	921,000

TOTAL ASSETS	$16,561,196	$16,812,600

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$1,578,873	$2,224,549
Bank Notes Payable	411,853	416,853
Accrued Expenses	127,060	118,571
Customer Deposits	116,000	383,000
Deferred Revenue	952,089	774,057
Promissory Note Payable, Including Interest	8,039,508	7,149,912
TOTAL CURRENT LIABILITIES	11,225,383	11,066,942

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock - $.0001 par value, 4,820,000 issued and outstanding	2,525,589	2,527,731
Series B Convertible Preferred Stock - $.0001 par value, 6,567,006 issued and outstanding	12,819,116	12,819,116
Common Stock - $.0001 par value; 100,000,000 shares authorized, 21,039,526 and 20,982,860 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	2,104	2,098
Additional Paid-In Capital	6,342,075	6,089,361
Accumulated Deficit	(16,353,071)	(15,692,648)
TOTAL STOCKHOLDERS' EQUITY	5,335,813	5,745,658

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,561,196	$16,812,600

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTERS ENDED MARCH 31, 2010 AND 2009

	2010		2009
	(unaudited)		(unaudited)

REVENUE
Wind Farm Development and Management	$76,808	4.7%	$131,854	37.9%
Turbine Sales & Service	636,632	38.9	193,708	55.6
Related Party Revenue	73,211	4.5	21,985	6.3
Construction Contract Revenue	848,054	51.9	-	0.0
Other Operating Income	-	0.0	729	0.2
TOTAL REVENUE	1,634,705	100.0	348,276	100.0

COST OF GOODS SOLD	1,408,734	86.2	196,538	56.4

GROSS PROFIT	225,971	13.8	151,738	43.6

OPERATING EXPENSES
General and Administrative Expenses	272,840	16.7	440,188	126.4
Investor Relations Expenses	103,097	6.3	34,826	10.0
Payroll and Employee Benefits	490,405	30.0	395,848	113.7
Windfarm Management Expenses	23,084	1.4	102,127	29.3
TOTAL OPERATING EXPENSES	889,426	54.4	972,989	279.4
OPERATING LOSS	(663,455)	(40.6)	(821,251)	(235.8)

OTHER INCOME (EXPENSE)
Interest Income	142,996	8.8	24,203	7.0
Interest Expense	(132,564)	(8.1)	(8,668)	(2.5)
Gain in Fair Value Accounting Over Warrants	-	0.0	1,349,705	387.5
Other Expense	-	0.0	300	0.1
TOTAL OTHER INCOME (EXPENSE)	10,432	0.7	1,365,540	392.1

INCOME BEFORE INCOME TAXES	(653,023)	(39.9)	544,289	156.3

INCOME TAX PROVISION (BENEFIT )	(89,000)	(5.4)	-	-

NET INCOME (LOSS)	(564,023)	(34.5)%	544,289	156.3%

PREFERRED DIVIDENDS	96,400		103,200

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	(660,423)		441,089

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	21,037,637		20,285,637

NET INCOME (LOSS) PER SHARE - BASIC	$(0.03)		$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	21,037,637		28,782,304

NET INCOME (LOSS) PER SHARE - DILUTED	$(0.03)		$0.02

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE QUARTER ENDED MARCH 31, 2010

			Convertible		Convertible
			Preferred Stock		Preferred Stock		Additional		Total
	Common Stock		Series A		Series B		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

BALANCE - December 31, 2009	20,982,860	$2,098	4,820,000	$2,527,731	6,567,006	$12,819,116	$6,089,361	$(15,692,648)	$5,745,658

Net loss	-	-	-	-	-	-	-	(564,023)	(564,023)

Stock-based compensation	-	-	-	-	-	-	154,178	-	154,178

Series A Preferred Stock dividend paid in common stock	56,666	6	-	(98,542)	-	-	98,536	-	-

Series A Preferred dividends	-	-	-	96,400	-	-	-	(96,400)	-

BALANCE - March 31, 2010 (unaudited)	21,039,526	$2,104	4,820,000	$2,525,589	6,567,006	$12,819,116	$6,342,075	$(16,353,071)	$5,335,813

The accompanying notes are an integral part of these statements.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE QUARTERS ENDED MARCH 31, 2010 AND 2009

	2010	2009
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(564,023)	$544,289
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,533	69,826
Stock-Based Compensation to Employees	154,178	93,538
Provision for Uncollectible Accounts	16,442	-
Gain on Warrant Liability Fair Value	-	(1,349,705)
Change in assets and liabilities:
Accounts Receivable	461,663	(5,541)
Unbilled Receivable	25,002	34,275
Inventory	34,112	81,540
Reimbursable Project Costs	(36,565)	68,181
Other Current Assets	(51,960)	65,178
Interest receivable on Short Term Investments	(83)	(19,217)
Costs and Estimated Earnings in Excess of Billings	101,496	-
Accounts Payable	(645,676)	273,549
Accrued Expenses	8,489	7,786
Deferred Income Taxes	(89,000)	-
Customer Deposits	(267,000)	-
Deferred Revenue	178,032	(27,373)
NET CASH USED IN OPERATING ACTIVITIES	(663,360)	(163,674)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for short-term investments	(7,236)	-
Payments for property and equipment	(8,979)	(38,136)
NET CASH USED IN INVESTING ACTIVITIES	(16,215)	(38,136)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	62,952	34,541
Proceeds from Notes Payable	-	50,000
Principal Payments on Notes Payable	(5,000)	-
NET CASH FROM FINANCING ACTIVITIES	57,952	84,541

NET DECREASE IN CASH	(621,623)	(117,269)

CASH BEGINNING OF THE PERIOD	2,802,302	1,310,789

CASH END OF THE PERIOD	$2,180,679	$1,193,520

NONCASH INVESTING ACTIVITY
Series A preferred stock dividend	$96,400	$103,200
Warrant liability recognition upon adoption of accounting standard	$-	$12,576,816
Promissory note receivable and payable on wind farm for construction financing	$889,596	$-
Preferred dividend payment in common stock	$(98,542)	$-

The accompanying notes are an integral part of these statements.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED MARCH 31, 2010 AND 2009

1.          BACKGROUND, CHANGE OF CONTROL AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnotes disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2009 and 2008 contained in Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation.  The adjustments made to these statements consist only of normal recurring adjustments.  The results reported in these condensed consolidated interim financial statements should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2010.

Juhl Wind, Inc. (“Juhl Wind”) conducts business under three subsidiaries, DanMar and Associates, Inc. (“DanMar”), Juhl Energy Development, Inc. (“JEDI”), and Next Generation Power Systems, Inc. (“NextGen”). The Company provides development, construction, management, and consulting services to wind farm projects throughout the Midwestern U.S. and produces consumer-owned renewable energy products. All intercompany balances and transactions are eliminated in consolidation.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH
The Company maintains cash balances at various financial institutions.  Accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At times throughout the year cash balances may exceed the FDIC insurance limits.  In August 2008, the Company obtained an excess deposit insurance bond to insure deposits up to an additional $2,400,000 beyond the FDIC coverage. The bond was effective August 2008 through February 2010, and subsequently was replaced in February 2010 with a $1.7 million irrevocable letter of credit.  The Company monitors its cash balances to ensure adequacy of collateral for depository balances at financial institutions that exceed FDIC insured amounts.

RESTRICTED CASH
The Company maintains an escrow cash account funded by the proceeds received from the preferred stock private placement in 2008 and the warrant exercise and exchange in 2009.  The funds are to be used for investor relations initiatives.

SHORT TERM INVESTMENTS
Short-term investments include certificates of deposits maintained at various financial institutions. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout 2010.  At March 31, 2010, the Company’s short-term investments totaled approximately $1,345,000 which included accrued interest receivable. At December 31, 2009, the Company’s short-term investments totaled approximately $1,034,000 which included accrued interest receivable on those investments.

RESTRICTED SHORT TERM INVESTMENTS
Restricted short-term investments include certificates of deposits maintained at various financial institutions and totaled approximately $414,000 and $718,000 at March 31, 2010 and December 31, 2009, respectively. These restricted investments included accrued interest receivable. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout 2010.  These investments are held as collateral against the Bank Notes Payable.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company follows a policy of providing an allowance for doubtful accounts.  Based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects after consideration of the allowance shown in the financial statements. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.

UNBILLED RECEIVABLES
Unbilled receivables are generated when the revenue from a project has been earned by the Company but has not been formally billed by the Company due to project relations with the owners of the project. The unbilled receivables are recorded at their estimated realizable value. The Company follows a policy providing an allowance for doubtful accounts reserving for significant timing risk and other risks associated with energy project development.

INVENTORIES
Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines, are stated at the lower of average cost or market value.

REIMBURSABLE PROJECT COSTS
Reimbursable project costs represent advances made on behalf of wind farm entities to assist them in the legal, preconstruction project costs, or other temporary advances made during construction.

PROJECT DEVELOPMENT COSTS
Project development costs represent amounts paid by the Company for projects that Juhl Wind is the wind farm developer and project owner. Such costs are carried as a long-term asset until such time that the Company receives a reimbursement as a part of the permanent financing of a commissioned wind farm project, or alternatively, upon reimbursement by new project ownership. The Company may convert these costs into ownership in the project.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

Major categories of property and equipment and their depreciable lives are as follows:

Building and Improvements	7-39 Years
Vehicles	5 Years
Machinery and Shop Equipment	5-7 Years

LONG-LIVED ASSETS
Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

STOCK OPTION PLANS
The Company recognizes compensation expense for employee stock options based on the estimated grant date fair value using the Black-Scholes option-pricing model. The Company accounts for equity based instruments granted to nonemployees under the fair value method. Equity based instruments usually are recorded at their underlying fair value.  In certain instances the fair value of the goods or services are used to determine the value of the equity instrument as it is a better measure of fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash, restricted cash, short term investments, receivables, payables, and other working capital accounts approximates their fair value at March 31, 2010 and December 31, 2009 due to the short maturity nature of these instruments. The carrying values of notes payable are based on estimates of current rates at which the Company could borrow funds with similar remaining maturities. The carrying amounts of notes payable approximate fair value because of the short maturity of these instruments.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our Consolidated Balance Sheets, we have elected not to record any other assets or liabilities at fair value. No events occurred during 2010 which would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

The Company has no assets and liabilities measured at fair value on a recurring basis that require disclosure.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements is a significant estimate based on a percentage of estimated project costs and the percentage of completion method used to recognize construction contract revenue; realizability of accounts and notes receivable; valuation of deferred tax assets, stock based compensation and warrants, fair value of warrant liability, determination of the primary beneficiary of a variable interest entity, and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION
Turbine Sales and Service:
Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership and risk of loss have been transferred to the customer.  Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun.

Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment.  Revenue is recognized upon completion of the maintenance services.

Licensing Revenue
Revenues earned from licensing agreements are amortized straight line over the term of the agreement.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

Wind Farm Consulting, Development and Management Services:
Consulting Services
Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

Wind Farm Development Services
The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative revenue guidance, which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.
The development services fee revenue is recognized as follows:
•
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

•
The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services
Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a time and materials basis.  Revenues from services work are recognized when services are performed.

Wind Farm Construction Services
We recognize revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate us for services rendered measured in terms of units installed, hours expended or some other measure of progress. We recognize revenue on both signed contracts and approved change orders. A discussion of our treatment of claims and unapproved change orders is described later in this section. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total cost for each contract at completion. We generally consider contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material, labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on our experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed which management believes will be billed and collected within the next twelve months.  The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Costs and estimated earnings in excess of billings on uncompleted contracts are amounts considered recoverable from customers based on different measures of performance, including achievement of specific milestones, or at the completion of the contract.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

EARNINGS PER SHARE
Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.  Diluted net income per share is computed by dividing net income by the weighted average number of shares and share equivalents outstanding during the period. As of March 31, 2010, the Company had 1,895,000 unit equivalents outstanding relating to outstanding stock options and warrants. As of March 31, 2009, the Company had 8,520,000 share equivalents outstanding relating to outstanding stock options and warrants.  At March 31, 2010, the effects of the share equivalents were excluded from the computation of diluted shares outstanding as their effects would be anti-dilutive, due to the Company’s net loss attributable for common stockholders for these periods.

INCOME TAXES
Deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the use of accelerated depreciation methods for income tax purposes, stock based compensation, accrued liabilities, warranty costs, and net operating losses that are available to offset future taxable income.  The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

The Company accounts for income tax uncertainties using a two-step approach to recognizing and measuring tax benefits and liabilities when realization of the tax position is uncertain. The first step is to determine whether the tax positions meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.

The Company recognizes in its financial statements only those tax positions that are "more-likely-than-not" of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards.  Based on this review, the Company has concluded that there are no significant uncertain tax positions that would require recognition or disclosure within the consolidated financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2006.  The Company's policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense. The Company has no significant accrued interest or penalties related to uncertain tax positions as of March 31, 2010 or December 31, 2009 and such uncertain tax positions as of each date are insignificant.

RECLASSIFICATIONS
Certain reclassifications were made to the previously issued 2009 financial statements in the consolidated statement of operations  in order for the amounts to be comparable to the 2010. These reclassifications had no effect on net income, operating cash flow, or accumulated deficitas previously reported.

3.	PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

In June 2008, the Company completed a private placement consisting of shares of newly-created Series A 8% Convertible Preferred Stock (Series A), and detachable, five-year Class A, Class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (Class A), $1.50 (Class B) and $1.75 (Class C) per share.  In total, the Company sold 5,160,000 shares of Series A (convertible at any time into a like number of shares of common stock) and Class A, Class B and Class C Warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  Such warrants were subsequently exercised or exchanged in June 2009 (see Note 4).  We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

Conversion Rights of Series A

At any time, each share of Series A is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series A is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, until June 24, 2010, the holders of Series A will have “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner preapproved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock will have “weighted average” anti-dilution price protection.

Voting Rights of Series A

Holders of Series A are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series A shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series A

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption Rights of Series A

Series A may not be redeemed by the Company at any time.

Dividends Rights of Series A

Series A will be entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock. The Company has accrued dividends to Series A totaling $96,400 as of March 31, 2010.

 Certain Covenant Rights and Registration Rights of Series A

Series A contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A, and certain other affirmative covenants.  All covenants expire if Series A position held by its majority original investor falls below 20% of the original Series A position held by it immediately following the closing of the original offering. The Company is also required to issue registered common shares upon conversion of Series A and exercise of the Class A, Class B and Class C warrants.  If the underlying shares are not registered as required in the Series A offering document, the Corporation would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

The Company recorded a liability and corresponding expense at December 31, 2008 in the amount of $258,879 to account for approximated liquidated damages and late fees to the holders of the Series A shares.  The liquidated damages and late fees were related to the breach of covenants and rights contained in the Registration Rights Agreement, primarily as a result of the Company’s delay in successfully completing an effective registration statement, and to a lesser extent, the timely payment of quarterly dividends.  The Company and the holders of the Series A shares agreed in writing in March 2009 to pay the $258,879 in the form of shares of common stock issuable over the period April 1 through October 1, 2009.  The Company issued approximately 146,000 shares of common stock in payment of this liability. As of March 31, 2010, there is no remaining liability on the consolidated balance sheet.

4.	ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK

On June 29, 2009, the Company entered into a Warrant Amendment Agreement with the holders of the Company’s Class A, Class B and Class C warrants, whereby the holders and the Company agreed that such warrants would be exercisable solely for the Company’s new Series B Convertible Preferred Stock (Series B).  In conjunction with this agreement, the holders of all classes of warrants exchanged their warrants, cash of approximately $2,339,000 and a subscription receivable totaling approximately $197,000 for 6,607,006 shares of the Company’s Series B. The subscription receivable was paid in full on December 31, 2009.

Series B contains the following terms:

Conversion Rights of Series B

At any time, each share of Series B is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series B is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Voting Rights of Series B

Holders of Series B are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series B shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series B

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, the holders of Series B will be entitled to receive out of our assets available for distribution to stockholders, a pro rata liquidating distribution on a pari passu basis with holders of the Company’s common stock based on the number of shares convertible from the then outstanding Series B shares.  Liquidation does not include a change in control transaction or a merger or consolidation of the Company, any sale of all or substantially all of its assets in one transaction or series of related transactions, or any tender offer or exchange offer to which the holders of common stock are permitted to tender or exchange their shares for other securities, cash or property. Liquidation rights of our Series A is expressly senior to the rights of Series B.

Redemption Rights of Series B

Series B may not be redeemed by the Company at any time.

Dividends Rights of Series B

Series B has no cumulative preferred dividend provisions.  Series B shall participate in any dividends declared and paid by Juhl on its common stock on an as-converted basis.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

Anti-Dilution Rights of Series B

Series B contains provisions whereby at any time at least 25% of the Series B is outstanding, the Company may not issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price on the date of the Series B agreement without issuing the same rights, options or warrants to all holders on an as-converted to common stock basis.

5.	WARRANT LIABILITY

Upon adoption of new accounting guidance on January 1, 2009, the Company evaluated whether its warrants or convertible preferred stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair  value of a “fixed-for-fixed” option. The Company determined that the all of the outstanding warrants (until June 29, 2009 upon which all such warrants were either exercised or exchanged) contained such provisions thereby concluding they were not indexed to the Company’s own stock and must be treated as a derivative liability.  Prior to January 1, 2009, the warrants were considered equity instruments.  The Company determined that while its convertible preferred stock (Series A and Series B) contains certain anti-dilution features, the conversion feature embedded within its convertible preferred stock does not require bifurcation or liability treatment.

The Company, beginning on January 1, 2009, recognized these warrants as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for these instruments of $12,576,816 was recognized as an adjustment to the opening balance of stockholders’ equity at January 1, 2009. In addition, the carrying value of Series A was reduced by $529,133 due to the initial valuation allocated to preferred stock was determined using the relative fair value of Series A and the related warrants issued in the original transaction.  Series A would have been valued using its residual value as the full fair value of the warrants would have had to been first allocated from the net proceeds of the transaction and then the remainder to the value of convertible preferred stock.  At the end of the first quarter on March 31, 2009, the Company recognized a gain of $1,349,705 related to this warrant liability representing the reduced fair value of this liability at March 31, 2009 compared to the January 1, 2009 adoption date of this guidance. No gain or loss was recognized in the first quarter of 2010 relating to the warrant liability.

As discussed in Note 4, the conversion of all classes of warrants to Series B eliminated the derivative accounting related to these instruments. Therefore, the warrants that were accounted for as a liability were reclassified to stockholders’ equity at its then-current fair value at the date of the exchange.
The Company has no warrants outstanding that require derivative accounting.

6.	PROMISSORY NOTE RECEIVABLE

In November 2009, JEDI entered into a Development and Construction Services Agreement (the “Development Agreement”), with a wind project.  Under the Development Agreement, the Owner contracted with JEDI for the development, design, construction, installation, and financing of the project’s balance of plant. The Project’s balance of plant involves the installation of ten 2.0 MW wind turbine generators, which are subject to a Turbine Supply Agreement between the project owner and the turbine supplier. JEDI agreed to take a promissory note for a portion of the expected $8.5 million construction cost of the project together with security interest that is junior to the turbine supplier. JEDI’s primary subcontractor has also agreed to assist JEDI in its financing by deferring payment of its services through the acceptance of a promissory note until permanent financing is placed on the project.  As a part of this Development Agreement, the primary subcontractor’s note must be paid within 180 days of the substantial completion of the project, and if this does not occur, the subcontractor may exercise legal rights to demand payment from JEDI only as it relates to Juhl’s rights to its promissory note and its Development Agreement, including a right of foreclosure on the note delivered to JEDI by the project owners, which could, in turn, allow for conversion of amounts to project equity by JEDI or its primary subcontractor. If converted to equity, the Company estimates that the equity fair value would be equal or greater than the carrying value of the note receivable.  This estimate is based on electricity production and the fair value of the Power Purchase Agreement (“PPA”) in place at the completion of this project. The substantial completion of the project occurred in February 2010. Neither JEDI or its primary subcontractor have collected on this note receivable as of March 31, 2010.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

The balance of the Promissory Note Receivable was $8,039,508 and $7,149,912, including accrued interest of approximately $151,000 and $24,300 at March 31, 2010 and December 31, 2009, respectively. The Note carries an interest rate of 8%.

7.	CONCENTRATIONS, RISKS AND UNCERTANTIES

The Company derived approximately 83% of its revenue for the quarter ended March 31, 2010 from three customers as a result of the construction activities and turbine sales, and 54% of its revenue for the quarter ended March 31, 2009 were from sales to three customers. At March 31, 2010 and December 31, 2009, 84% and 95% of the Company's accounts receivable were due from one and two customers, respectively.

8.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	March 31, 2010	December 31, 2009 *
Wind farm development/management	$38,252	$310,108
Construction	49,285	-
Turbine sales and service	1,068,774	1,307,866
Subtotal	1,156,311	1,617,974
Less: allowance for doubtful accounts	(16,442)	-
Total	$1,139,869	$1,617,974

*Derived from December 31, 2009 audited financial statements

9.	INVENTORIES
Inventories consist of the following:

	March 31, 2010	December 31, 2009*
Materials and supplies	$268,598	$298,145
Work –in-progress	49,700	54,265
	$318,298	$352,410
*Derived from December 31, 2009 audited financial statements

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

10.	PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	March 31, 2010	December 31, 2009*
Land	$17,500	$17,500
Building and improvements	268,525	238,120
Equipment, including vehicles	390,460	380,856
Construction in process	-	31,030
Subtotal	676,485	667,506
Less Accumulated depreciation	(249,000)	(237,467)
Total	$427,485	$430,039
*Derived from December 31, 2009 audited financial statements

11.	CONSTRUCTION CONTRACTS
The status of construction contracts is as follows:

Costs incurred on uncompleted contracts	$9,753,285
Deferred turbine costs	8,078
Estimated earnings recognized	439,659
Less: billings to-date	(9,533,448)
Totals	$667,574

Included in the accompanying balance sheet under the following captions:
Costs and estimated earnings in excess of billings	$667,574
Billings in excess of costs and estimated earnings	-
Totals	$667,574

12.	INCOME TAXES
The Company files a consolidated tax return inclusive of each of its wholly-owned subsidiaries, DanMar, JEDI, and NextGen.  The Company’s provision for income taxes includes only the effects of operating activities subsequent to the dates of acquisition as disclosed in Note 1 above, since each of the entities had elected Subchapter S status for all periods prior to acquisition. Upon acquisition, the Subchapter S elections were automatically terminated.

The Company has recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the financial statements and income tax returns for various accrued expenses, accounting methods used in computing depreciation and revenue recognition and benefits from net operating loss carryforwards.

The income tax (benefit) for the three month periods ended March 31, 2010 and 2009 consists of the following components:

	2010	2009
Current	$-	$-
Deferred	(89,000)	-
Total	$(89,000)	$-

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

The components of the deferred income tax asset and liability as of March 31, 2010 and December 31, 2009 are as follows:

	2010	2009*
Current deferred income tax asset:
Accrued vacation and officer’s compensation	$17,000	$12,000
Liquidated damages provision	0	0
Reserves for warranty and doubtful accounts	33,000	26,000
Net operating loss carryforward	440,000	440,000
Less valuation allowance	(268,000)	(268,000)
Total	$222,000	$210,000

Non-current deferred income tax asset:
Stock compensation expense	$493,000	$431,000
Deferred revenue/other	283,000	224,000
Net operating loss carryforward	446,000	310,000
Less valuation allowance	(490,000)	(320,000)
Total	$732,000	$645,000

Current deferred income tax liability:
Completed contract accounting	$176,000	$165,000

Non-current deferred income tax liability
Depreciation	$30,000	$31,000

Deferred income taxes are presented on the balance sheet under the following captions at March 31, 2010 and December 31, 2009:

	2010	2009*
Current assets	$46,000	$45,000
Noncurrent assets	702,000	614,000
Total	$748,000	$659,000

*Derived from December 31, 2009 audited financial statements

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of March 31, 2010, a valuation allowance of $758,000 has been recognized for deferred tax assets.

At March 31, 2010, the Company has approximately a $2.2 million federal net operating loss carryforward of approximately which will expire in the year 2028.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the three months ended March 31, 2010:

Statutory tax rate	$(222,028)	34.0%
States taxes, net of federal benefit	(39,181)	6.0
Nondeductible income/expenses	954	(.2)
Other, net	1,256	(.2)
Increase in valuation allowance	170,000	(26.0)
	$(89,000)	13.6%

13.	PROMISSORY NOTE PAYABLE

In November 2009, JEDI entered into a Balance of Plant Construction Services Agreement (the “Construction Agreement”), with a subcontractor relating to a wind project.  Under the Construction Agreement, the JEDI contracted with the subcontractor for the construction services for certain aspects of the project’s balance of plant. The Project’s balance of plant involves the installation of ten 2.0 MW wind turbine generators. The subcontractor has agreed to assist JEDI in its financing by deferring payment of its services through the acceptance of a promissory note until permanent financing is placed on the project. As a part of this Construction Agreement, the primary subcontractor’s note must be paid within 180 days of the substantial completion of the project, and if this does not occur, the subcontractor may exercise legal rights to demand payment from JEDI only as it relates to Juhl’s rights to its Development Agreement with the project owners, including a right of foreclosure on the note delivered to the subcontractor by JEDI, which could, in turn, allow for conversion of amounts to project equity by the subcontractor. The substantial completion of the project occurred in February 2010.

The balance of the Promissory Note Payable was $8,039,508 and $7,149,912, including accrued interest of approximately $151,000 and $24,300 at March 31, 2010 and December 31, 2009, respectively. The Note carries an 8% interest rate.

14.	STOCK-BASED COMPENSATION
The Company has a incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of March 31, 2010, the Company has 1,652,111 shares available for award under the plan.

Stock Options

The Company has granted to key employees and directors of the Company 1,245,000 options to purchase common shares under the above plan.  In addition, the Company issued an additional 500,000 stock options to a director in June 2009 outside of the plan. The outstanding stock options carry an exercise price ranging from of $1.00-$2.11 per share and expire ten years from the date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price ranging from $1.00 to $3.05, dividend yield of 0%, expected volatility ranging from 96% to 104%, risk-free interest rate of 4%, and average expected life of 6 years. Based on pricing model, the company expensed approximately $154,000 and $94,000 of stock compensation in the period ended March 31, 2010 and 2009, respectively.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

A summary of the Company’s stock option plan as of March 31, 2010 and changes during the period then ended is listed below:

Outstanding at January 1, 2010	1,745,000
Granted	—
Exercised	—
Expired	—
Forfeited	—
Outstanding at March 31, 2010	1,745,000

Options exercisable at the end of the period	582,891

As of March 31, 2010, there was approximately $911,000 total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 3 years.

Warrants

The Company has issued common stock warrants to individuals or firms for consulting and investor relations services. A summary of the warrants are as follows:

Issue date	Number of warrants	Expiration Date	Exercise Price per share
December 2008	50,000	June 2013	$7.00 - $10.00
December 2009	100,000	December 2014	$1.25

Total	150,000

All of the warrants are vested and allow the holder to purchase common stock at the exercise prices shown above.  To determine fair value of the warrants issued for the purposes of measuring stock compensation expense, the Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 96-102%, risk-free interest rate of 4%, and expected life of 5 years.  The Company recognized no stock compensation expense to non-employees during the three month periods ending March 31, 2010 and 2009.

15.	LICENSING ARRANGEMENT
In July 2009, NextGen entered into a non-exclusive Manufacturing License and Reseller agreement with an unrelated company. The agreement provides that NextGen will license its small turbine technology and, among other things, grants a right to manufacture units over a 20 year period. The agreement also provides for exclusive distribution rights in certain areas of the United States.  NextGen will receive payments of $1 million for granting these rights under this agreement.  Revenue will be amortized over the 20 year period.   For the period ended March 31, 2010, licensing revenue of $12,500 is included in Turbine Sales and Service revenue in the financial statements.  Licensing deferred revenue of approximately $675,000 and $512,000 is included on the balance sheet as of March 31, 2010 and December 31, 2009, respectively, in deferred revenue.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

16.	BUSINESS SEGMENTS

The Company groups its operations into two business segments–Wind Farm Development and Management  and Consumer-owned Renewable Energy products.  The Company's business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

The following is information for each segment for the three-month periods ended March 31, 2010 and 2009:

	Wind Farm Development and Management	Consumer- Owned Renewable Energy	Consolidated
For the Three-Month Period Ended March 31, 2010
Wind farm development/mgmt	$74,408	$2,400	$76,808
Turbine sales and service	243,463	393,169	636,632
Related party revenue	73,211	-	73,211
Construction contract revenue	843,504	4,550	848,054

Total revenue	$1,234,586	$400,119	$1,634,705

Loss from operations	$(642,202)	$(21,253)	$(663,455)
Other income (loss), net	16,118	(5,686)	10,432
Loss before income tax benefit	$(626,084)	$(26,939)	$(653,023)

Identifiable assets at March 31, 2010	$11,184,739	$754,591	$11,939,330
Corporate assets			4,621,866
Total assets at March 31, 2010			$16,561,196

	Wind Farm Development and Management	Consumer- Owned Renewable Energy	Consolidated
For the Three-Month Period Ended March 31, 2009
Wind farm development/management	$131,854	$-		$131,854
Turbine Sales and Service	-	193,708		193,708
Related party revenue	21,985	-		21,985
Other	729	-		729
Total revenue	$154,568	$193,708	$	$ 348,276

Income (loss) from operations	$(739,781)	$(81,470)		$(821,251)
Other income (loss), net	1,371,021	(5,481)		1,365,540
Income (loss) before income taxes	$631,240	$(86,951)		$544,289

Identifiable assets at March 31, 2009	$1,466,351	$788,226		$2,254,577
Corporate assets				3,245,101
Total assets at March 31, 2009				$5,499,678

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

17.	TRANSACTIONS WITH RELATED PARTIES
The Company provides wind farm management services to entities that are controlled by the Company’s Chief Executive Officer and family members. This revenue is shown on the face of the consolidated statement of operations.  The fees are billed at rates similar to fee structures charged to unrelated parties.

18.	COMMITMENTS AND CONTINGENCIES

Construction Services Agreements
The Company enters into construction services agreements with third parties for the construction of wind projects. The construction services agreements provide for a fixed price, subject to change orders pursuant to changes in work scope or work conditions. The construction fees are generally billable on a monthly basis. At March 31, 2010, the Company was actively constructing two wind projects in Minnesota with a combined estimated contract value of $9 million.

Development Agreements
The Company enters into development agreements with third parties for the development of wind projects. The development agreements call for development fees ranging from 3% to 5% of the total project cost. The development fees are generally paid by the project owners in installments:   upon signing of the development agreement (ranging from 2-10% of the fee), signing of the power purchase agreement (approximately 5% of the fee), upon availability of funding and signing of the PPA (approximately 40% of the fee), and the remaining 50% is due at the commercial operation date of the project. As of March 31, 2010, the Company was involved with various development agreements at different stages within the contracts. The Company was also involved with several new projects for which development agreements have not been signed.

Turbine Supply
The Company may enter into turbine supply agreements whereby it will purchase wind turbines from turbine equipment suppliers and resell the components to wind project owners. The Company incurs risks of ownership during the course of shipment and delivery to the project site. The Company passes through the warranty and performance obligations of the manufacturer onto the project owners. As of March 31, 2010, the Company had delivered one turbine (approximately $1.3 million cost) to one wind project owner.

Management Agreements
The Company has three agreements in place for operational wind projects to perform management services for those projects. The agreements provide monthly management fees equal to 2% of the project’s gross sales. These agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The contracts expire at various dates through 2015. The agreements may be terminated by the wind farm upon the last day of the month that is at least 30 days after the Company has received written notice of the intent to terminate the agreement.

Turbine Maintenance Agreements
The Company has agreements in place to perform turbine maintenance services for two wind farm projects, and from time to time will engage in additional maintenance services on a time and materials basis. The agreements provide quarterly or annual payments on a per-turbine basis. The agreements at various dates through 2014. The agreements may only be terminated in the event of non-performance.

Administrative Services Agreements
The Company has four agreements in place for operational wind projects to perform administrative services for those projects. These agreements provide quarterly payments in advance or in arrears of services performed. Payments range from $4,000 to $5,000 per quarter, and will continue through the change of percentage ownership date, as defined by the administrative services agreements, and will be renewed annually without any additional action. The agreements may be terminated by the wind farm upon at least 90 days written notice to the Company.

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

19.	NON-CONSOLIDATED VARIABLE INTEREST ENTITIES

Generally accepted accounting principles provide a framework for identifying variable interest entities (VIE’s) and determining when a company should include the assets, liabilities, non-controlling interest, and results of activities of a VIE in its consolidated financial statements.  In general, a VIE is a corporation, partnership, limited liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.   A VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE.  A variable interest holder that consolidates the VIE is called the primary beneficiary.  Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

As more fully described in Note 6,  Juhl Energy Development (JEDI) entered into a Development and Construction Services Agreement in November 2009 with a special purpose limited liability company which was formed to own a wind farm  project in Minnesota.  Under this agreement, JEDI contracted with the existing owners of the wind farm project for the development, design, construction, installation, and construction period financing of the project’s balance of plant.  JEDI agreed to take a promissory note for a portion of the expected $8.5 million construction cost of the project together with security interest that is junior to the turbine supplier. JEDI’s primary subcontractor has also agreed to assist JEDI in its financing by deferring payment of its services through the acceptance of a promissory note until permanent financing is placed on the project.  The Company does not maintain any ownership interest in the special purpose entity. The Company has determined that this special purpose limited liability company is a VIE.

A major wind turbine manufacturer has also accepted a note receivable for approximately $30 million as their turbines are being constructed on the wind farm within this special purpose limited liability company.  The turbine manufacturer has more risk exposure as it relates to this entity and has been granted certain decision rights, superior to JEDI, that most significantly impact the economic performance of the special purpose limited liability company.  Based on this analysis, JEDI has determined that the wind turbine manufacturer is the primary beneficiary for this VIE.

 The Company’s evaluation of whether it qualifies as the primary beneficiary of VIEs is highly complex and involves significant judgments, estimates and assumptions. The Company generally utilizes expected cash flow scenarios to determine our interest in the expected losses or residual returns of VIEs and perform qualitative analysis of the activities that most significantly impact the VIEs’ economic performance and whether we have the power to direct those activities.

At March 31, 2010, the Company held the following investments that were evaluated against the criteria for consolidation and determined that it is not the primary beneficiary of the investments and therefore consolidation in the Company’s financial statements is not required:

Asset types	Purpose	Book Value
Promissory note receivable	Construction contract note with owners	$8,039,508
Reimbursable project costs	Cost advances to wind farm project	136,736
Costs and profits in excess of billings	Construction contract	612,159
Promissory note payable	Construction contract note with subcontractor	(8,039,508)

JUHL WIND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009

20.	SUBSEQUENT EVENT
Subsequent to quarter ended March 31, 2010, the Company entered into a purchase commitment for wind turbines for a total of approximately $2.6 million.  The Company expects to use such turbines for a project to be commissioned in 2010.

Item 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Forward-Looking Statements

The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, the Financial Statements of the Company and Notes thereto included elsewhere in this Report. Historical results and percentage relationships among any amounts in these financial statements are not necessarily indicative of trends in operating results for any future period. The statements, which are not historical facts contained in this Report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information, and are subject to various risks and uncertainties. Future events and the Company's actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, dependence on existing and future key strategic and strategic end-user customers, limited ability to establish new strategic relationships, ability to sustain and manage growth, variability of operating results, the Company's expansion and development of new service lines, marketing and other business development initiatives, the commencement of new engagements, competition in the industry, general economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of its clients, the potential liability with respect to actions taken by its existing and past employees, risks associated with international sales, and other risks described herein and in the Company's other Securities and Exchange Commission filings.

Overview of Our Business

Juhl Wind provides development, systems operation and maintenance, construction contracting, oversight and general consulting services to wind farm projects throughout the Midwestern United States. Additionally, it sells consumer-owned renewable energy products such as remanufactured small wind turbines and solar systems.  Our ultimate goal is to primarily build 5 to 80 megawatt (MW) size wind farms jointly owned by local communities, farm owners, environmentally concerned investors, and our Company.  The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry.

We specialize in the development of community wind power systems, and we believe that we are among the leaders in the field. Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. Our plan is to continue to provide the full range of development services across each phase of development, which we expect will grow our revenue and profitability from each project under development.

Since 1999, we have developed 14 wind farms, accounting for approximately 117.5 megawatts of wind power, that currently operate in the Midwest region of the United States. We are presently engaged in various aspects of the development of 28 wind farms totaling approximately an additional 451 megawatts of community wind power systems.

Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the farmers themselves and/or other local stakeholders. Our Chairman and Principal Executive Officer, Daniel J. Juhl, was one of the creators of community wind power in the United States. Community wind power is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States.  Community wind power is a form of community-based energy development (C-BED). Various states, including Minnesota, have enacted C-BED initiatives, which include mechanisms to support community wind power and are intended to make it easier for community wind power projects to be successful without putting an excessive burden on utilities.

Historically, landowners in rural areas could only benefit from the development of wind farms in their community by leasing their land to large wind developers. These large developers would then sell the wind energy to the local utility company and retain a majority of the project’s profits. We provide what we believe is a better alternative for local communities by specifically concentrating on C-BED wind power projects that are locally owned by farmers, investors, businesses, schools, utilities, or other public or private local entities. As a result, we believe that community wind power projects keep more dollars in local communities, preserve local energy independence, and protect the environment. Our goal, and Mr. Juhl’s focus in the past, is to share ownership with farmers and to build a network of farmer-owned community wind power systems.

Mr. Juhl is an acknowledged expert in the wind power field and is considered a pioneer in the wind industry having been active in this field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska.  John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development.   He has significant experience in the energy industry and electric industry regulation, oversight and governmental policy.

Our management team has been involved in the wind power industry for more than 30 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms. We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Our contract rights relate to administrative services agreements which call for management and administrative services to be provided for six existing Minnesota wind farm developments.  Our assets include nine development services agreements, fourteen projects in early development stages, and five agreements to conduct wind power feasibility studies.

Our Company’s involvement in the sale of consumer-owned renewable energy products commenced in November 2008 as a result of the acquisition of Next Generation Power Systems, Inc. (“Next Gen”).  Prior to the acquisition, Dan Juhl had been a significant shareholder in NextGen since it was organized in 2004.   NextGen restores small wind turbines in the 30 KW class for sale to consumers for on-site electricity generation.  NextGen also provides solar-powered systems that allow small businesses and consumers to generate or store electrical power for on-site use or emergency backup.   In July 2009, NextGen entered into a 20 year, non-exclusive Manufacturing License and Reseller Agreement with an Ohio entity for purposes of expanding  production and sale of small wind turbines. The agreement, among other things, specifies a sales territory, sales quota and requirements with regard to establishing a production facility. NextGen received $300,000 in July as a part of this agreement with additional licensing payments of $700,000 due over a twelve month period beginning September 1, 2009.  In 2010, NextGen is focusing its business on purchasing certain wind turbine equipment from third party vendors for the purpose of adapting and redesigning component parts for use in the wind power industry.

Our strategy is to leverage our portfolio of existing projects and to take on new developments located in the Midwestern United States and Canada, where the following important conditions exist for successful developments: acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Based on our pipeline of projects, we believe that we will experience consistent growth in the number of projects completed and the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

In order to maintain our competitive advantage in the community wind power industry, we have entered into a frame order agreement with a wind turbine generator supplier for the supply and purchase of wind turbine generators for certain of our community wind power projects through December 31, 2012.   This agreement gives us the assurance that we will have access to wind turbine generators for our community wind power projects currently in development.  Other features of this agreement with this turbine manufacturer is that the turbine manufacturer is committed to participate in financing certain projects and will provide us the ability to acquire equity in the turbine manufacturer under certain conditions.  The frame order agreement does not contain any minimum purchase commitment for wind turbines, although it does allow the Company to obtain an incentive in the form of stock warrants for the purchase of ownership interests of the turbine supplier if certain purchase levels are reached.

Factors Affecting Our Operating Results

Demand

Demand for wind power in the United States is growing rapidly and we believe the call for growth in community wind power is increasing as well. Community wind systems will make up a segment of this growth, leading to what we estimate will be significant growth in community wind systems.

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

•	ongoing increases in electricity demand due to population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems,

•	the increasing cost of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil,

•	the increasing cost and difficulty faced in the construction of conventional electric generation plants,

•
existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state renewable portfolio standards and the U.S. federal tax incentives for wind and solar generation, including the Recovery and Reinvestment Act enacted in February 2009,

•	ongoing improvements to wind power systems making them more cost effective and improving availability to meet demand, and

•	worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation.

In light of these factors and the resulting increase in demand for wind power, we believe that we are uniquely positioned to experience significant year-over-year growth and development of specific community wind farms throughout the United States. We can provide full-scale development of wind farms across the range of required steps including performing initial feasibility studies, assisting in power purchase negotiations, arranging equity and debt project financing, providing equipment and  construction services, and managing operations.

Debt and Equity Financing Markets

Wind farm development projects are dependent on the ability to raise debt and equity financing to fund the turbine and substation components, construction costs and other development expenses. We assist project owners in identifying sources of debt and equity capital as a part of our development efforts. We have expended significant efforts on behalf of five construction-ready wind farm projects to identify sources of debt and equity financing in order to proceed to the actual construction phase. It is our belief that many wind farm project owners across the U.S. are facing similar difficulties in arranging project financing as well, particularly construction financing.  The difficulties in obtaining financing is  especially  evident within banking institutions who have liquidity issues resulting from the recent recessionary conditions and  a banking crisis that has led to U.S. government bailout programs and tight regulatory conditions.  The slowdown in new wind farm construction has led to increase in wind turbine inventory around the country, and we are observing that turbine suppliers are also becoming a source of capital in the construction financing of wind farm projects.  We expect credit conditions to improve and we will assist project owners in examining federal and loan guarantee programs as an additional means of securing project financing.

Site Selection

Wind, however, is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources and we believe Juhl Wind has demonstrated the expertise necessary to work with local electric utilities to affect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind power model throughout the United States and Canada with a focus on the Midwestern region of the U.S.

Recent Developments in Government Regulation

Recently enacted governmental regulations which affect the wind industry in general and the Company in particular include the following measures:

Production Tax Credits (PTC).  The PTC provides wind energy generators with a credit against federal income taxes, annually adjusted for inflation, for duration of ten years from the date that the wind turbine is placed into service. In 2010, the PTC is $22 per megawatt hour (or 2.2 cents per kilowatt hour).  Wind energy generators with insufficient taxable income to benefit from the PTC may take advantage of a variety of investment structures to monetize the tax benefits.

The PTC was originally enacted as part of the Energy Policy Act of 1992 for wind parks placed into service after December 31, 1993 and before July 1, 1999. The PTC subsequently has been extended six times, but has been allowed to lapse three times (for periods of three, six and nine months) prior to retroactive extension. Currently, the PTC is scheduled to expire on December 31, 2012.  This expiration date reflects a three-year extension passed under the American Recovery and Reinvestment Act enacted in February 2009.

Renewable Energy Certificates (REC).   A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many RPS programs, energy providers that fail to meet RPS requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because RECs can be purchased to satisfy the RPS requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on REC prices. In situations where REC supply is short, REC prices approach the alternative compliance payment, which in several states is approximately $50 to $59 per megawatt hour. As a result, REC prices can rival the price of energy and RECs can represent a significant additional revenue stream for wind energy generators.

American Recovery and Reinvestment Act of 2009 (the “Recovery Act”).   On February 13, 2009, the U.S. Congress passed a stimulus package known as The American Recovery and Reinvestment Act of 2009 (the “Recovery Act”).  The Recovery Act has the potential to substantially impact the market for renewable energy initiatives. Approximately $40 billion in spending was appropriated for clean energy initiatives and an additional $20 billion is estimated for new and modified tax incentives.  According to a discussion at Windindustry.org, the Recovery Act’s goal opens up new sources of funding for renewable energy at a time when the wind energy industry is set for even more growth.  The Recovery Act contains a number of provisions that focus on the growth of the wind industry.  Some of the pertinent provisions of the Recovery Act include the following: (i) three-year extension of the federal wind energy production tax credit (PTC) so that eligible projects placed in service by the end of 2012 will qualify for the credit; (ii) option for a thirty percent (30%) investment tax credit (ITC) instead of the PTC; (iii) option to convert the ITC into a cash grant for wind projects placed in service before 2013; (iv)  eliminates the dollar cap on residential small wind and solar for ITC purposes, and (v) additional loan guarantees, bonds and tax incentives.   These programs enacted under the Recovery Act allow community wind farms, such as our Company, to take advantage of these funding opportunities.

Per Windindustry.org, wind facilities that qualify for the PTC can now make an irrevocable decision to take 30% ITC in lieu of the PTC.  In order to do so, the project must be placed into service by December 31, 2012, and the PTC will no longer be available for the project.  This has the potential to attract more investors who may not have enough passive activity income to realize the PTC.  Which credit a taxpayer uses will depend upon an analysis of the project revenue and cost projections as well as analysis of the investor tax appetite.

Further, if the project qualifies for the PTC or the ITC and is placed into service before 2010 (or it begins construction by 2010 and is placed into service before 2013), the project can choose to apply to the Treasury Department for a cash grant that is equal to 30% of the qualified costs of the project.  This cash grant is in lieu of both the PTC and ITC.  This means the value of the ITC can be realized, even if the taxpayer cannot take advantage of the credit.  The rules and application guidelines for this program are currently being established by the Department of Energy.  We believe that the cash grant program will allow us to enhance our ability to attract equity investors for our community wind projects.

The Recovery Act removes the $4,000 cap on small wind credit so taxpayers can now take the full 30% credit for a qualified small wind system.  It also provides for an additional $1.6 billion for Clean Renewable Energy Bonds (CREBs) that are used to finance renewable energy.  Previously, these bonds have been given at 0% interest rate, and the bondholder receives a tax credit in lieu of bond interest.

The Department of Energy received an extension of its authority to provide loan guarantees for qualified technologies under Title XVII of the federal Energy Policy Act of 2005 and an additional $6 billion for this program.  Eligible technologies include electricity-generating renewable energy projects.

Basis of Presentation

Our financial statements are prepared in accordance with the rules and regulations of the SEC.

On June 24, 2008, we entered into a Securities Exchange Agreement with Juhl Energy Development, Inc. (“Juhl Energy”) and DanMar and Associates, Inc. (“DanMar”) (the “share exchange transaction”), as previously reported.  At that time, we succeeded to the wind farm development and management business of Juhl Energy and DanMar, and Juhl Energy and DanMar became our wholly-owned subsidiaries.

For accounting purposes, Juhl Energy was the acquirer in the share exchange transaction, and consequently the transaction is treated as a recapitalization of the company.  DanMar was accounted for in a manner similar to pooling of interests due to common control ownership.

On October 31, 2008, we acquired all of the issued and outstanding shares of common stock of NextGen.  Our acquisition of NextGen was accounted for in a manner similar to pooling of interests due to common control ownership. The assets and liabilities of NextGen were combined at historical cost for the portion (54%) under common control and at fair value for the non-controlling interest.  The revenue and expense activities of NextGen are included in the accompanying statement of operations for the periods ended March 31, 2010 and 2009. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus.

Juhl Energy, DanMar and NextGen’s financial statements are our historical financial statements.

Significant Accounting Estimates

We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustment prior to their publication. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, it is possible that actual results could differ from those estimates and changes to estimates could occur in the near term. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements is a significant estimate based on a percentage of estimated project costs and the percentage of completion method used to recognize construction contract revenue; realizability of accounts receivable; valuation of deferred tax assets, stock based compensation and warrants, fair value of warrant liability, determination of the primary beneficiary of variable interest entities, and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

A majority of the revenue we have recorded for the quarter ended March 31, 2010 is based on our assumption of collectability of funding from our wind farm customer who is in the process of completing due diligence procedures with respect to financing term sheets with a financial institution and an equity subscribers. They expect to close on such term sheets within approximately 60 to 90 days of filing this report with the Securities and Exchange Commission.

Our management has discussed the development and selection of these significant accounting estimates with our board of directors and our board of directors has reviewed our disclosures relating to them.

Results of Operations

Comparison of Three-Month Periods Ended March 31, 2010 and March 31, 2009

Overview

Our general activity for the three months ended March 31, 2010 was primarily focused on completing construction of two community wind farm projects in Minnesota, Woodstock and Grant County.  The 20 megawatt Grant County wind farm project commenced construction during the fourth quarter of 2009, and reached substantial completion in February 2010.  The project is awaiting commissioning pending the closing of equity financing in the second quarter 2010.  The 1 megawatt Woodstock farm project commenced construction during the fourth quarter of 2009, and the project is also expected to be commissioned in the second quarter of 2010.

In addition to construction activities, we were also focused on obtaining debt and equity financing arrangements for five community wind farm development projects. These five projects represent approximately 90 megawatts of capacity. We encountered difficult economic conditions with respect to the financing of wind development projects, and we have worked to align ourselves with lending institutions, environmentally friendly investment sources, and industry suppliers to provide financing options for investment in our projects.  Our management believes that we are poised for growth through the recent substantial completion two wind farm construction projects, existence of five construction ready developments and 21 other projects in various stages of development.

Our wind farm development projects most commonly involve a development fee contract with the entities specifically formed by local landowners upon whose land the wind turbines are installed. Revenue is also derived from our work in the development of wind farms throughout the development process including four major components: feasibility studies, development fees, operations and management oversight, and construction fees. In addition, we occasionally provide turbine maintenance services on a contractual or time and materials basis as requested by project owners.

Due to the anticipated increased demand for electricity from alternative energy sources in 2010 and beyond, together with the stimulus from new federal government regulations, we believe the demand for wind energy developments and consumer-owned renewable energy products will be stable or will increase in the foreseeable future. We anticipate an increase in revenues in 2010 as a result of construction and development services on up to five construction-ready wind farm development projects.  However, revenue will be subject to shifts in timing due to the ability for the projects to obtain financing and also with respect to delays in construction caused by Upper Midwest climate or other unforeseen circumstances.

As part of the Grant County project, Juhl Energy entered into a Development and Construction Services Agreement (the “Development Agreement”), with Grant County Wind, LLC, a Minnesota limited liability company, and each of the individual wind generator companies (a “Generator LLC”) who are also the members of Grant County Wind, LLC (each  Generator LLC and Grant County Wind, LLC, collectively the “Owner”).  Under the Development Agreement, the Owner contracted with Juhl Energy for the development, design, construction, installation, and financing of the GCW Project’s balance of plant on property in which Owner will have control or an ownership interest. The GCW Project’s balance of plant involves the installation of ten 2.0 MW wind turbine generators, which are the subject of a Turbine Supply Agreement between the Owner and the turbine supplier. Juhl Energy, together with the turbine supplier of the GCW Project, agreed to take a promissory note for a portion of the expected $8.5 million construction cost of the GCW Project together with security interest that is junior to the turbine supplier. Juhl Energy’s primary subcontractor has also agreed to assist Juhl Energy in its financing by deferring payment of its services through the acceptance of a promissory note until permanent financing is placed on the GCW Project.  As a part of this Development Agreement, the primary subcontractor’s note must be paid within 180 days of the substantial completion of the GCW Project, and if this does not occur, the subcontractor may exercise legal rights to demand payment from Juhl only as it relates to the its promissory note and its Development Agreement, including a right of foreclosure on the note delivered to Juhl Energy by the Owners, which could, in turn, allow for conversion of amounts to project equity by Juhl Energy or its primary subcontractor.  Substantial completion of the Grant County project was reached in February 2010.

As part of the Woodstock project, Juhl Energy entered into a Turbine Supply Agreement and a Construction Services Agreement with the project owner totaling approximately $1.55 million.  This amount was funded by approximately $860,000 of equity proceeds raised from the sole investor in the project, together with an expected closing of a bank loan and federal stimulus grant proceeds.

In order to continue our ability to develop projects in our pipeline, Juhl Energy has entered into a Frame Order Agreement with a turbine supplier (“Turbine Supplier”), whereby Turbine Supplier will supply certain wind turbine generators for our community wind power projects.  This Frame Order Agreement defines certain terms and conditions, including the scope of supply, pricing, and warranties of the wind turbine generators, that will be included in each Project Turbine Supply Agreement.  Each Project Turbine Supply Agreement will govern the supply and purchase of certain Turbine Supplier wind turbine generators for individual community wind power projects between October 1, 2009 and December 31, 2012.  Further, in addition to the rights and benefits provided under the Frame Order Agreement, Juhl Energy may be entitled to acquire equity in the parent company of the Turbine Supplier (“Parent”) through the issuance of warrants by the Turbine Supplier for the purchase of ordinary stock in its parent company, which shall be exercisable upon achieving certain milestones based on volume of turbines purchased, during the term of the Frame Order Agreement.  In addition, as part of the overall working relationship with the Turbine Supplier, we have entered into a letter of understanding whereby an affiliate of the Turbine Supplier has agreed to invest equity into certain of our community wind power projects that use its wind turbines.  We believe the relationship with this Turbine Supplier will benefit our continued growth in the community wind power industry with the development and completion of further community wind power projects.

Subsequent to this quarter ended March 31, 2010, Juhl Energy Development, Inc. (“Juhl Energy”) entered into a purchase commitment for wind turbines for a total of approximately $2.6 million.  We expect to use such wind turbines for a project to be commissioned in 2010.

Revenue

Total revenue increased by approximately $1,287,000, or 369.4%, from approximately $348,000 for the quarter ended March 31, 2009, to approximately $1,635,000 for the quarter ended March 31, 2010.   The large increase in revenue is primarily attributable to approximately $843,000 of construction contract revenue from two wind farm construction projects during the first quarter of 2010.  The projects were substantially completed as of March 31, 2010 and are expected to be commissioned during the second quarter of 2010. Therefore, nearly all revenue from the two projects has been recognized to-date.

Turbine sales and service revenues increased by approximately $443,000 at March 31, 2010, over March 31, 2009, as a result of turbine revenue from the Woodstock wind farm project of approximately $243,000 together with approximately a $200,000 increase in small turbine-related sales in our NextGen subsidiary.  The $200,000 increase in Next Gen, which is essentially our consumer-owned renewable energy segment, was attributable to the sale of five turbines during the quarter ended March 31, 2010 (versus three units at the end of March 31, 2009) as well as additional revenues earned from customer maintenance fees and $12,500 in licensing revenue from the twenty-year licensing arrangement.  NextGen had two wind turbines in backlog with expected ship dates in the second quarter of 2010.

 Cost of Goods Sold

Cost of goods sold increased by approximately $1,212,000, or 616.8% from approximately $197,000 for the quarter ended March 31, 2009 to approximately $1,409,000 for the quarter ended March 31, 2010.   Cost of goods sold for the quarter ended March 31, 2010 includes approximately $819,000 of wind farm construction costs relating to subcontracted services and materials for the Grant County and Woodstock wind farm projects.   The remainder of the cost of goods sold of approximately $590,000 relates to turbine sales and services.

Operating Expenses

General and Administrative Expenses.  General and administrative expenses decreased by approximately $167,000 or 38.0%, from approximately $440,000 for the quarter ended March 31, 2009 to approximately $273,000 for the quarter ended March 31, 2010.   The decrease was primarily attributable to a reduction in professional fees of $228,000 that had been incurred a year ago in connection with the increased costs of being a public reporting company, subsequent audit costs over NextGen acquisition, and securities registration filings. In our 2009 filings, we had mentioned that professional fees had included costs that we did not expect on a recurring basis.

Payroll and Employee Benefits.  Payroll and employee benefits expenses increased by approximately $94,000, or 23.9%, from approximately $396,000 for the quarter ended March 31, 2009 to approximately $490,000 for the quarter ended March 31, 2010.   The increase was attributable to approximately a $61,000 increase in employee-based stock-based compensation expense over the quarter ended March 31, 2009 related to stock options, approximately $25,000 was attributable to an increased number and rate of compensation for executive officers, and the remaining part of the increase was primarily attributable to the addition of seven employees over the prior year along with a net savings achieved from changes made to the employee benefit program.

Wind Farm Management Expenses.  Wind farm management expenses decreased by approximately $79,000, or 77.4%, from approximately $102,000 for the quarter ended March 31, 2009 to approximately $23,000 for the quarter ended March 31, 2010.   The decrease in expenses resulted primarily from the incurrence of one-time management costs during the quarter ended March 31, 2009 relating to time and materials arrangements requested by certain wind farm facilities under management.

Investor Relations Expenses. Investor relations expenses increased by approximately $68,000, or 196%, from approximately $35,000 for the quarter ended March 31, 2009 to approximately $103,000 for the quarter ended March 31, 2010.   The increase stems from expanded investor relations communications in 2010 to increase exposure of Juhl Wind.

Other Income (expenses). The Company, beginning on January 1, 2009, recognized its warrants (issued in connection with the 2008 private placement) as liabilities at their respective fair values. This accounting treatment was required under generally accepted accounting principles whereby our detachable warrants stemming from the private placement must be accounted for as a derivative instrument. As a result of revaluing the warrants, we recorded a gain of approximately $1,350,000 for the quarter ended March 31, 2009 from the change in the fair value of the underlying warrants using the Black Scholes method.  As a result of  the exercise or exchange of such warrant instruments on June 29, 2009, no further adjustments are necessary to the fair value of these warrants in 2010.   Other income and expenses in 2010 include approximately $127,000 of interest income earned and interest expense  incurred with respect to the promissory notes held in conjunction with the Grant County construction project.

Operating Loss

Our Operating Loss decreased by approximately $158,000, or 19.2%, from approximately $821,000 for the quarter ended March 31, 2009 to approximately $663,000 for the quarter ended March 31, 2010.   The decrease in operating loss is primarily attributable to the decrease in general and administrative expenses as described above.

Net Income/Loss

Net Income decreased by approximately $1,108,000, or 203.6%, from net income of approximately $544,000 for the quarter ended March 31, 2009 to a net loss of approximately $564,000 for the quarter ended March 31, 2010.  Our net loss is significantly impacted by the fair value accounting over the warrant derivatives and subsequent non-cash gain of approximately $1,350,000 reported for the quarter ended March 31, 2009 as described above under other income (expense).

Accounts Receivable

Traditional credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral.

Property and Equipment

As of March 31, 2010 and December 31, 2009, we held approximately $427,000 and $430,000 in net book value of property and equipment, respectively. These assets included land, buildings, office equipment, shop equipment and service vehicles.

Liquidity and Capital Resources

At March 31, 2010, we carried approximately $3,940,000 in cash and short term-investments on the balance sheet primarily due to the 2008 private placement and the additional infusion of approximately $2,339,000 from the June 2009 exercise by holders of Series A Warrants.  However, approximately $414,000 of the short-term investments has been designated as security for the bank notes payable of approximately $412,000 and therefore has been reflected in current assets as a restricted asset. In order to provide additional protection to our cash reserves, we have obtained a $1.7 million letter of credit facility that provides security for the deposits that may not otherwise be insured through the Federal Deposit Insurance Corporation.

We will continue our internal efforts to assist our project owners in arranging financing terms for each project under development. The ability to assist project owners with obtaining debt and equity financing is a material factor in producing our future revenue streams and cash flow.  The Grant County wind farm construction was started in October 2009 and was substantially completed during the first quarter of 2010.  Our balance sheet at March 31, 2010 includes a promissory note receivable of approximately $8,040,000 stemming from a financing arrangement of the construction services provided to the Grant County wind farm project. We expect that the project owners will close on proposed debt and equity funding arrangements in the second quarter 2010, and in turn, provide repayment of the promissory note including interest along with the payment of our contractual development fee of approximately $1.8 million. Upon, receipt of payment, we will be required to repay the promissory note payable of approximately $8,040,000 to our primary subcontractor on the project. In addition, our Board of Director has authorized an equity investment of up to $500,000 in the Grant County wind project as may be required by the final financing terms and conditions. We would expect to provide this investment using proceeds of our contractual development fee of approximately $1.8 million to be received at closing.

We believe that we would be able to more quickly bring wind farm projects through the early development and construction stages if we were able to access a funding mechanism that is largely under our control.   The community wind industry in general has experienced difficulties in obtaining sources of funding from the current equity and debt financing marketplace, as cited above under Factors Affecting Our Operating Results.  In February 2010, we signed an engagement agreement in principle with a full service investment banking firm, Rodman & Renshaw (“Rodman”), for purposes of receiving investment advisory services, including a potential underwriting of a registered stock offering. This non-binding agreement outlines conditions and assumptions for a possible underwriting of a sale of a new class of equity securities of the Company, with proceeds used to primarily make investments in the community wind farm projects under development by the Company. The investments in the community wind farm projects are anticipated to take the form of subordinated debt or mezzanine equity, and investment returns for such securities would be provided from interest earned on investments made into wind farm projects.  Rodman, along with any other firms managed by them in an underwriting, would be paid what we believe to be industry standard success fees for their underwriting services.  It is management’s intention to limit dilution of our common equity at this time and only at price levels significantly above our current market price. The terms of any offered securities are unknown at this time.

Due to the anticipated increased demand for power from alternative energy sources in 2010, we believe the demand for our services, and therefore our revenues, will be stable or increase in the foreseeable future. Based on our anticipated level of revenues, we believe that funds generated from operations, together with existing cash and cash available from construction and consulting services, will be sufficient to finance our operations and planned capital expenditures through the next 24 months.

We will continue to pursue new community wind farm developments to maintain an active backlog of projects. However, we cannot assure that actions will be successful. Should volumes and revenues decline to a level significantly below our current expectations, we would reduce capital expenditures and implement cost-reduction initiatives which we believe would be sufficient to ensure that funds generated from operations, together with existing cash and available borrowings under any open credit agreement.

Net cash used in operating activities increased by approximately $499,000, from the net cash used in operating activities of approximately $164,000 for the quarter ended March 31, 2009 to net cash used in operating activities of approximately $663,000 for the quarter ended March 31, 2010.  The change in net cash used in operating activities of $499,000 is primarily due to the use of cash to pay accounts payable in relation to wind farm construction projects and the reduction in customer deposits as we completed the underlying small turbine sales.  We will continue to manage payments of accounts payable related to project-related expenses to coincide with the billings on these projects.  Further, we anticipate collection of the remaining $292,000 of licensing arrangement fees over the next five months.

Net cash used in investing activities decreased by approximately $22,000, from the net cash used in investing activities of approximately $38,000 for the quarter ended March 31, 2009 to net cash used in operating activities of approximately $16,000 for the quarter ended March 31, 2010.  The net cash used in investing activities for the quarter ended March 31, 2010 primarily relates to the purchase of additional equipment in 2009 to support turbine maintenance services.

Net cash flow provided by financing activities decreased by approximately $27,000, from the net cash flow provided from financing activities of approximately $85,000 for the quarter ended March 31, 2009 to net cash provided by financing activities of approximately $58,000 for the quarter ended March 31, 2010.  The decrease is primarily attributable to $50,000 note proceeds received in the prior period while no borrowings were made in 2010.  The note proceeds were used to support the working capital of the NextGen business unit. The funds received from the restricted investor relations cash account as reimbursement for investor relations expenses is reflected as a financing activity.

We maintain an investor relations cash escrow account that was initially funded by $500,000 of proceeds received from the 2008 private placement, and an additional $250,000 received from the exercise of Series A Warrants and issuance of Series B Preferred Stock in June 2009.  The funds are to be used only for investor relations initiatives.  As of March 31, 2010 and December 31, 2009, we had a balance of approximately $140,000 and $203,000, respectively, in the account.

Impact of Inflation

We expect to be able to pass inflationary increases on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our services are seasonal except for future wind farm construction revenue which may be impacted by climate in the Upper Midwest.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition ..
Turbine Sales and Service:
Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership and risk of loss have been transferred to the customer.  Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun.

Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment.  Revenue is recognized upon completion of the maintenance services.

Licensing Revenue
Revenues earned from licensing agreements are amortized straight line over the term of the agreement.

Wind Farm Consulting, Development and Management Services:
Consulting Services
Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

Wind Farm Development Services
The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables ,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted. The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services
Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a time and materials basis.  Revenues from services work are recognized when services are performed.

Wind Farm Construction Services
We recognize revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate us for services rendered measured in terms of units installed, hours expended or some other measure of progress. We recognize revenue on both signed contracts and change orders. A discussion of our treatment of claims and unapproved change orders is described later in this section. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total cost for each contract at completion. We generally consider contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material, labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on our experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

Accounting for Derivatives.  We adopted guidance issued by the Financial Accounting Standards Board (“FASB”) relating to “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock ” effective January 1, 2009.  The adoption of this guidance affected the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. We evaluated whether our warrants or convertible preferred stock contain provisions that protect holders from declines in our stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant or preferred stock agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. We determined that the all of the outstanding warrants contained such provisions thereby concluding they were not indexed to our own stock and must now be treated as a derivative liability. Prior to the adoption of this guidance, the warrants were considered equity instruments. We determined that while our convertible preferred stock contains certain anti-dilution features, the conversion feature embedded within our convertible preferred stock does not require bifurcation. At each reporting date, we are required to estimate the fair value of the warrants and record this change in value in earnings as gain or loss.  Upon the conversion of all warrants as part of the 2009 warrant exchange, no equity instruments subject to derivative accounting under this guidance were outstanding as of June 30, 2009.  The warrant liability of $10,378,146 at June 29, 2009 was reclassified to equity upon recording the 2009 warrant exchange.

Variable Interest Entities - The Company has determined that one of its wind farm projects is a variable interest entity (“VIE”), but the Company believes the turbine manufacturer has more risk exposure as it relates to this entity and has been granted certain decision rights, superior to the Company, that most significantly impact the economic performance of the limited liability company associated with the wind farm project.  Based on this analysis, the Company has determined that the wind turbine manufacturer is the primary beneficiary for this VIE, and therefore consolidation is not required under generally accepted accounting principles.  The Company has properly disclosed this relationship within the consolidated financial statements.

Item 3.	QUANTITATIVE AND QUALITATIVE ANALYSIS ABOUT MARKET RISK

Not applicable.

Item 4T.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

Our President and Chief Financial Officer (collectively the “Certifying Officers”) maintain a system of disclosure controls and procedures that is designed to provide reasonable assurance that information, which is required to be disclosed, is accumulated and communicated to management timely. The Certifying Officers have concluded, based on the material weakness in internal control over financial reporting as reported in the Company’s Annual Report on Form 10-K filed on March 31, 2010 that the disclosure controls and procedures are ineffective as of March 31, 2010. Under the supervision and with the participation of management, as of the end of the period covered by this report, the Certifying Officers evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act).

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal controls over financial reporting for the three-month period ended March 31, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. LEGAL PROCEEDINGS

None

Item 1A. RISK FACTORS

Not applicable.

Item 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

Item 3. DEFAULTS UPON SENIOR SECURITIES.

None

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

None.

Item 5. OTHER INFORMATION.

a)	None
b)	None

The Company has established an audit committee, a compensation committee and a nominations and governance committee, in compliance with established NASDAQ and NYSE Amex corporate governance requirements.  Currently, Mr. Hurley, General Clark and Mr. Beck are our only “independent” directors, as that term is defined under NASDAQ Marketplace Rule 5605(a)(2) and by the regulations of the Securities Exchange Act of 1934.

Audit Committee.  The Board of Directors of the Company established an Audit Committee at its meeting on November 24, 2009.  At this meeting, Mr. Beck was appointed Audit Committee Chairman, and Mr. Hurley and General Clark were appointed as members of the Audit Committee.  As a result, the Audit Committee is comprised of our "independent" directors as defined in NASDAQ Marketplace Rule 5605(a)(2).  Further, the Board of Directors of the Company adopted an Audit Committee Charter at its meeting on April 8, 2010.  Pursuant to the Audit Committee Charter, the Audit Committee will commence its role in the second quarter of 2010.  The Audit Committee will review the results and scope of the audit and the financial recommendations provided by our independent registered public accounting firm.  Further, the Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.

Compensation Committee. The Board of Directors of the Company established a Compensation Committee at its April 8, 2010 meeting.    Mr. Beck, Mr. Hurley and General Clark were appointed as members of the Compensation Committee.  As a result, the Compensation Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation Committee will review and approve our salary and benefit policies, including compensation of executive officers.  The Compensation Committee will also administer our Incentive Compensation Plan, and will recommend and approve grants of stock options, restricted stock and other awards under that plan.

Nominations and Governance Committee. The Board of Directors of the Company established a Nominations and Governance Committee at its April 8, 2010 meeting.  Mr. Beck, Mr. Hurley and General Clark were appointed as members of the Nominations and Governance Committee.  As a result, the Nominations and Governance Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2).   Further, at this meeting, the Board of Directors adopted a Nominations and Governance Committee Charter.  Pursuant to the Nominations and Governance Committee Charter, the Nomination and Corporate Governance Committee will review the qualifications of prospective directors for consideration by the board of directors as management’s nominees for directors. The purpose of the Nominations and Governance Committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The Nominations and Governance Committee’s duties will also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

We will consider nominations for directors submitted by stockholders. Stockholder nominations for election to the board of directors must be made by written notification received by us not later than sixty days prior to the next annual meeting of stockholders. Such notification shall contain, at a minimum, the following information:

1.	The name and residential address of the proposed nominee and of each notifying stockholder;

2.	The principal occupation of the proposed nominee;

3.	A representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

4.	The total number of our shares owned by the notifying stockholder;

5.
A description of all arrangements or understandings between the notifying stockholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying stockholder;

6.	Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

7.	The consent of the nominee to serve as one of our directors, if elected.

The Nominating and Corporate Governance Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.

The Nominating and Corporate Governance Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or shareholder-nominated nominees for director. Regardless of the source of a given nominee’s nomination, the Nominating and Corporate Governance Committee evaluates each nominee based solely upon his/her educational attainments, relevant experience and professional stature. The Nominating and Corporate Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors.

Item 6. EXHIBITS

Exhibits required by Item 601 of Regulation S-K
No.	Description

3.1	Articles of Incorporation of the Company [1]

3.2
Certificate of Amendment to Certificate of Incorporation amending, among other things, the name of MH & SC, Incorporated to Juhl Wind, Inc. filed June 20, 2008, and effective June 24, 2008, with the Delaware Secretary of State [2]

3.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Stock of Juhl Wind, Inc. filed June 11, 2009 with the Delaware Secretary of State.[4]

3.4
Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Juhl Wind, Inc. filed September 28, 2009, with the Delaware Secretary of State[3]

3.5	Bylaws of the Company[1]

31.1	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1	Audit Committee Charter, adopted April 8, 2010

99.2	Nominations and Corporate Governance Committee Charter, adopted April 8, 2010

1Incorporated herein by reference from the Company’s Registration Statement on Form S-B filed with the Securities and Exchange Commission on March, 31, 2007.

2Incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2008.

3Incorporated herein by reference to the exhibits included with our Current Report on Form 8-K dated September 28, 2009 and filed with the Securities and Exchange Commission on September 28, 2009

4Incorporated herein by reference to the exhibits included with Amendment No. 4 to our Registration Statment on Form S-1 (registration no. 333-154617), filed with the U.S. Securities and Exchange Commission on June 12, 2009.
SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JUHL WIND, INC.
(Registrant)

Date: May 17, 2010	/s/ John Mitola
John Mitola
President

Exhibit No. 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, John P. Mitola, certify that:

1.   I have reviewed this quarterly report on Form 10-Q of Juhl Wind, Inc. (the “registrant”);

2.   Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.   Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.   The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.
designed such disclosure controls and procedures, or caused disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that was materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.   The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or other persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 17, 2010	/s/John P. Mitola
John P. Mitola
President

Exhibit No. 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, John J. Brand, certify that:

1.   I have reviewed this quarterly report on Form 10-Q of Juhl Wind, Inc;

2.   Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.   Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.   The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.
designed such disclosure controls and procedures, or caused disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that was materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.   The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or other persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 17, 2010	/s/John J. Brand
John J. Brand
Principal Financial Officer

Exhibit No. 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Juhl Wind, Inc., a Delaware corporation (the “Company”), on Form 10Q for the quarter ended March 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, the Principal Executive Officer, hereby certifies pursuant to 18 U.S.C. Sec. 1350 as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002 that, to the undersigned’s knowledge:

(1)   the Report of the Company filed today fully complies with the requirements of Section 13(a) or (15(d) of the Securities Exchange Act of 1934, as amended; and

(2)   the information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Date: May 17, 2010	/s/John P. Mitola
John P. Mitola
President

Exhibit No. 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Juhl Wind, Inc., a Delaware corporation (the “Company”), on Form 10Q for the quarter ended March 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, the Principal Financial Officer, hereby certifies pursuant to 18 U.S.C. Sec. 1350 as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002 that, to the undersigned’s knowledge:

(1)   the Report of the Company filed today fully complies with the requirements of Section 13(a) or (15(d) of the Securities Exchange Act of 1934, as amended; and

(2)   the information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Date: May 17, 2010	/s/John J. Brand
John J. Brand
Principal Financial Officer

JUHLWIND, INC.	EXHIBIT 99.1
Audit Committee Charter

April 8, 2010

PURPOSE AND ROLE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board of Directors in its oversight of the quality and integrity of the financial reporting practices of Juhl Wind, Inc. (the “Company”).  The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, internal control over financial reporting, and the performance of the Company’s internal audit function and independent auditor.   The Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor including resolution of disagreements between management and the auditor regarding financial reporting.  The Committee further reviews and assesses the qualitative aspects of financial reporting to stockholders, the Company’s processes to manage business and financial risk, and compliance with legal, ethical, and regulatory requirements.  In meeting its responsibilities, the Committee is expected to provide an open channel of communication with management, the internal auditors, the independent auditor and the Board.

MEMBERS

The Committee shall consist of at least three members of the Board, and all Committee members shall satisfy the independence requirements for directors and audit committee members under the rules of the U. S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Capital Market, as such requirements are interpreted by the Board in its business judgment. Committee members shall be free from any relationships that would interfere with or give the appearance of interfering with the exercise of independent judgment as a Committee member.  The Board appoints the members of the Committee and the chairperson.  The Board may remove any member from the Committee at any time with or without cause.  Any such removal from the Committee shall not affect the member’s role as a member of the Board

Each member of the Committee shall in the judgment of the Board have the ability to read and understand fundamental financial statements and otherwise meet the financial sophistication standard established by the requirements under the rules of the SEC and of the NASDAQ Capital Market.   At least one member of the Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the SEC and the NASDAQ Capital Market.

OUTSIDE ADVISORS AND INVESTIGATIONS

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. Such authority includes, but is not limited to:

•
Retain outside counsel, accountants, outside advisors, consultants or others to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions, the funding for which shall be provided by the Company;

•	Seek any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the Committee’s requests;
•	Address complaints relating to accounting; and
•	Meet with Company officers, independent auditor or outside counsel as necessary.

DUTIES AND RESPONSIBILITIES

Management is responsible for preparing the Company’s financial statements and assuring that the Company has adequate internal controls in place. The Company’s independent auditor is responsible for auditing the financial statements and assessing the Company’s internal controls. The activities of the Committee are in no way designed to supersede or alter these responsibilities.

Duties and responsibilities of the Committee shall include, but are not limited to the following:

1. Review and discuss with management and the independent auditor the annual and quarterly financial results for the Company, as well as related financial information of the Company contained in any prospectus or other appropriate disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also review the annual report to stockholders and the annual/quarterly reports on Forms 10-K/10-Q or their equivalent forms, as applicable, to be filed by the Company with the SEC.

2. Discuss with the independent auditor the quality of the accounting policies and practices used by the Company, any alternative treatments of financial information, their ramifications and the independent auditor’s preferred treatments any other communications required to be discussed by Statement of Auditing Standards No. 61, as amended.  (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. Discuss with the independent auditor its independence based upon written disclosures and the letter from such independent auditor required under Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

4. Oversee and monitor the work of the independent auditor to ensure it is independent of management and its objectivity is not impaired, recognizing that the independent auditor is accountable to the Board and the Committee. Review and resolve, if necessary, any disagreements between management and the independent auditor in connection with the annual audit or the preparation of the annual audited financial statements.

2

5. Annually select and appoint the independent auditor, consider the independence and effectiveness of the independent auditor, approve the fees and other compensation to be paid to the independent auditor and be responsible for oversight of the independent auditor. The Committee shall receive the written disclosures required by generally accepted auditing standards. On an annual basis, the Committee shall require the independent auditor to provide the Committee with a written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Committee shall recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

6. Annually report to the Board the independent auditor to be retained and pre-approve all audit and non-audit services and fees. The Committee will review the scope of any non-audit services to be performed by the independent auditor and determine its impact on the independent auditor’s independence.

7. The independent auditor may not perform the following non-audit services: (i) bookkeeping related to accounting records or financial statements; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services involving fairness opinions; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker, dealer, investment adviser or investment banker services; (ix) legal services and expert services unrelated to the audit; and (x) any other services that the Public Accounting Oversight Board determines impermissible. All other non-auditing services to be provided by the independent auditor including tax compliance, tax planning and tax advice shall be approved in advance by the Committee.

8. Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements and understand their impact on the Company’s financial statements.

9. Assess and monitor the overall control environment of the Company through discussion with management and the independent auditor as to the adequacy of the internal control system and as to the existence of any significant deficiencies or weaknesses in the system that may impact financial reporting and results. Assess the extent to which the audit plans of the independent auditor can be relied on to identify material internal control weaknesses or fraud. Review the comments and suggestions made pursuant to its audit work and report to the Board with respect to:

● integrity of the records and their keeping;

● appropriateness and effectiveness of the accounting internal control and information systems of the Company and the extent to which these systems are uniformly and properly applied; and

● skills and abilities of the staff working in the accounting, financial and internal control functions as well as the number of people that are employed in these functions.

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10. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.  Oversee and assess the Company’s policies, practices and compliance with its Code of Ethics, including, when necessary, following up in connection with any matters reported to the Committee thereunder pursuant to the Company’s whistle-blowing policy then in effect.

11. Direct and supervise special audit inquiries by the independent auditor as the Board or the Committee may request.

12. Provide a report in the proxy statement stating that the Committee has reviewed and discussed the financial statements with management and the independent auditor. In addition, this report will include a recommendation to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

13. Review with the independent auditor its performance and recommend to the Board any proposed discharge of the independent auditor when circumstances warrant.

14. Review and reassess the adequacy of this Charter at least annually. Make recommendations to the Board, as conditions dictate, to update this Charter.

MEETINGS

The Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine.  The Committee shall meet with the chief financial officer, the controller, and the independent auditor in separate executive sessions periodically.  The Committee shall report its activities to the Board regularly.

RELATED PARTY TRANSACTIONS

Management shall inform the Committee of all proposed related party transactions.

MISCELLANEOUS

The Committee may perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.  While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally acceptable accounting principles. These are the responsibilities of management and the independent auditor.

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EXHIBIT 99.2
JUHL WIND, INC.

NOMINATION AND GOVERNANCE COMMITTEE
CHARTER

April 8, 2010

PURPOSE

The Nomination and Governance Committee (the “Committee”) of the Board of Directors (”Board”) of Juhl Wind, Inc. (the “Company”) shall:

•	assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;

•	oversee, review, and make periodic recommendations concerning the Company’s corporate governance policies, and

•
serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of Board activities.

ORGANIZATION AND MEMBERSHIP

All members of the Committee must satisfy the independence standards established by the rules of the U. S. Securities and Exchange Commission (“SEC”) and of the NASDAQ Capital Market, as such requirements are interpreted by the Board in its business judgment.  The Committee shall be comprised of not less than three directors. Each Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time.  Any such removal from the Committee shall not affect the member’s role as a member of the Board.  The Committee shall consider nominations for directors submitted by stockholders pursuant to the process established by the Committee.

AUTHORITY AND RESPONSIBILITIES

To assist in the conduct of its responsibilities, the Committee, to the extent it deems necessary or appropriate, may consult with management, may seek advice and assistance from Company employees or others, and may retain legal counsel, and search firms.  The Committee has the sole authority to retain and terminate any search firm used to identify director candidates and has the sole authority to approve such firm’s fees and other terms of retention.  To the extent that the Company pays a fee to any such third party, the Committee shall disclose to the Board the function performed by such third party.

The Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or stockholder-nominated nominees for director.  Regardless of the source of a given nominee’s nomination, the Committee shall evaluate each nominee based upon his or her educational attainments, relevant experience and professional stature. The Nominating and Corporate Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors.  The Committee shall include diversity among the factors to be considered when identifying and evaluating a nominee for director, but otherwise the Committee has no separate policy with regard to the consideration of diversity in identifying and evaluating nominees.

The Committee shall report to the Board, as appropriate. The Committee may delegate any of its responsibilities and duties to one or more members of the Committee, except to the extent such delegation would be inconsistent with the requirements of the listing rules of the NASDAQ Capital Market or the Securities Exchange Act of 1934.

The Committee shall:

•	Develop general criteria for the selection of and qualifications desirable in members of the Board.

•
Identify and review candidates for the Board and select or recommend to the full Board candidates for election to the Board at the annual meeting of stockholders, and from time to time review the process for identifying and evaluating candidates for election to the Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and, to the extent that the Company pays a fee to any such third party, disclose to the Board the function performed by such third party.

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•	Review the qualifications of prospective directors for consideration by the Board as management’s nominees for directors.

•
Review from time to time the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

•
Review annually and oversee the selection, composition, qualifications, requirements, membership, structure and performance of committees of the Board, and make recommendations to the Board regarding committee memberships and chairmanship and other matters, as appropriate.

•	Review and assess the adequacy of the Company’s corporate governance policies and recommend to the Board modifications to the policies as appropriate.

•	Oversee and approve management continuity planning processes.

•
Have full access to the Company’s executives as necessary to carry out this responsibility. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

•	Review the Committee Charter from time to time for adequacy and recommend any changes to the Board.

•	Report to the Board on the major items covered at each Committee meeting.

•
Consider nominations for directors submitted by stockholders. Stockholder nominations for election to the board of directors must be made by written notification received by the Committee not later than sixty days prior to the next annual meeting of stockholders. Such notification shall contain, at a minimum, the following information:

1.	The name and residential address of the proposed nominee and of each notifying stockholder;

2.	The principal occupation of the proposed nominee;

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3.	A representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

4.	The total number of our shares owned by the notifying stockholder;

5.
A description of all arrangements or understandings between the notifying stockholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying stockholder;

6.	Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

7.	The consent of the nominee to serve as a director of the Company, if elected.

The Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.

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